                                   EXHIBIT 8.1

               List of Subsidiaries of API Electronics Group, Inc.

1.   API Electronics, Inc., organized under the laws of the state of Delaware;

2.   Filtran Inc. organized under the laws of the state of New York;

3.   Filtran Limited, organized under the laws of Ontario;

4.   Canadian Dataplex Ltd. organized under the federal laws of Canada;

5. Tactron Communications (Canada) Limited organized under the laws of Ontario; and

6.   TM Systems II, Inc., organized under the laws of the state of Delaware.